Exhibit 2.2
EXECUTION VERSION
STOCKHOLDER VOTING AND SUPPORT AGREEMENT
STOCKHOLDER VOTING AND SUPPORT AGREEMENT, dated as of October 17, 2011, between and among Vectronix Inc., a Delaware corporation (the “Purchaser”), and each of the stockholders listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”).
WHEREAS, concurrently with the execution of this Agreement, Irvine Sensors Corporation, a Delaware corporation (the “Company”), and the Purchaser are entering into an Asset Purchase Agreement of even date herewith (the “APA”) (capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the APA);
WHEREAS, as of the date hereof, each Stockholder is the record and sole beneficial owner of the number of shares (the “Existing Shares”) of Company common stock, par value $.01 per share (“Common Stock”), as set forth opposite such Stockholder’s name on Schedule I hereto. The Existing Shares, together with any shares of Common Stock acquired by the Stockholder after the date of this Agreement, whether upon the exercise of stock options, the conversion or exchange of any Existing Shares, or by means of any purchase, dividend, distribution or otherwise, are referred to in this Agreement collectively as the “Subject Shares.”
WHEREAS, as a condition to its willingness to enter into the APA, the Purchaser has required that each Stockholder enter into this Agreement and, in order to induce the Purchaser to enter into the APA, each Stockholder is willing to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1. Covenants of the Stockholders.
(a) From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Stockholder shall vote all Subject Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof in favor of the adoption of the APA and the approval of the transactions contemplated by the APA and, if applicable, against each of the following:
(i) any action or omission that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the APA or of the Stockholder under this Agreement;
(ii) any Acquisition Proposal;
(iii) any amendment to the Company’s certificate of incorporation or bylaws, including any amendment that would authorize any additional shares or classes of shares of capital stock or change in any manner the rights and privileges, including voting rights, of any class of the Company’s capital stock;
(iv) any material change in the present capitalization or dividend policy of the Company;

(v) any material change in the board of directors or senior management of the Company;
(vi) any material change in the Company’s corporate structure or activities of the Business; or
(vii) any other plan, transaction, proposal, agreement or arrangement that could reasonably be expected to impede, interfere with, discourage, prevent, delay, nullify or postpone any of the transactions contemplated by the APA.
Each Stockholder, in his, her or its capacity as a stockholder of the Company, further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person with respect to (A) any sale, lease, exchange, transfer, license, acquisition or disposition of the Business or any of the properties or assets used or held for use in connection with, necessary for or relating to the Business (other than sales of inventory for fair consideration in the ordinary course of the Business), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with the Purchaser, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 15% or more of the total voting power of the Company (or of the surviving parent entity in such transaction), including any single or multi-step transaction or series of related transactions.
Notwithstanding any other provision of this Agreement, Stockholder will not be required to vote in favor of the adoption of the APA and the approval of the transactions contemplated by the APA if the Company and the Purchasers amend the APA and such amendment is not approved by the Board of Directors of the Company.
(d) Each Stockholder agrees to be present (in person or by proxy) or to cause the holder or holders of record of all of the Subject Shares on the applicable record date (each, a “Record Holder”) to be present (in person or by proxy) at any meeting of the stockholders of the Company called to vote on any matter contemplated by this Agreement so that all of the Subject Shares will be counted for the purpose of determining the presence of a quorum at such meetings, and to vote or cause each Record Holder to vote all of the Subject Shares in the manner required by this Agreement.
(e) AS SECURITY FOR THE PERFORMANCE OF THE OBLIGATIONS OF EACH STOCKHOLDER PROVIDED FOR IN THIS AGREEMENT, EACH STOCKHOLDER HEREBY GRANTS TO THE PURCHASER AND WITH FULL POWER OF SUBSTITUTION, AN IRREVOCABLE PROXY TO VOTE THE SUBJECT SHARES OF SUCH STOCKHOLDER AS PROVIDED IN THIS AGREEMENT. EACH STOCKHOLDER AGREES THAT THIS PROXY IS COUPLED WITH AN INTEREST AND WILL BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT. EACH STOCKHOLDER WILL TAKE SUCH FURTHER ACTIONS OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE REQUESTED BY THE PURCHASER TO EFFECTUATE THE INTENT OF THIS PROXY. EACH STOCKHOLDER HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO HIS, HER OR ITS SUBJECT SHARES AND AGREES NOT TO GRANT ANY PROXY THAT CONFLICTS OR IS INCONSISTENT WITH THE PROXY GRANTED TO THE PURCHASER IN THIS AGREEMENT.

(f) From the date hereof until any termination of this Agreement in accordance with its terms, each Stockholder agrees not to (i) sell, transfer, tender pursuant to a tender offer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholder) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of his, her or its Subject Shares other than pursuant to the terms of this Agreement, (ii) enter into any voting arrangement or understanding with respect to his, her or its Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that could reasonably be expected to make the Stockholder’s representations or warranties contained in this Agreement untrue or inaccurate or could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing any of his, her or its obligations under this Agreement.
(g) Each Stockholder hereby authorizes and instructs the Company and its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of his, her or its Subject Shares and that this Agreement places limits on the voting of the Subject Shares. Each Stockholder agrees with, and covenants to, the Purchaser that the Stockholder will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of his, her or its Subject Shares, unless such Transfer is made in compliance with this Agreement.
(h) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall in any way (a) restrict or limit the Stockholder or any designee or representative of Stockholder who is a director or officer of the Company from taking (or omitting to take) any action in his or her capacity as a director or officer of the Company or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company, or (b) restrict or limit (or require Stockholder to attempt to restrict or limit) any designee or representative of Stockholder who is a director or officer of the Company from acting in such capacity or voting in such capacity in his or her sole discretion on any matter. It is expressly understood that (i) Stockholder is not making any agreement or understanding herein in his, her or its capacity as, or on behalf of any designee or representative of Stockholder who is, a director or officer of the Company and (ii) Stockholder is signing this Agreement solely, and this Agreement shall apply to Stockholder solely, in his, her or its capacity as a record or beneficial owner of Shares.
2. Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to the Purchaser as follows:
(a) If the Stockholder is a corporation, partnership, limited liability company, trust or other entity (i) such Stockholder is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and (ii) the execution, delivery and performance by such Stockholder of this Agreement and the performance by such Stockholder of the obligations of such Stockholder under this

Agreement have been duly and validly authorized by its board of directors, partners, managers, members, trustees or other governing body, as the case may be, and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement or the performance by the Stockholder of the Stockholder’s obligation under this Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations under this Agreement This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.
(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the Stockholder’s obligations under this Agreement will not (i) violate any law, rule or regulation applicable to such Stockholder, (ii) if such Stockholder is a corporation, partnership, limited liability company, trust or other entity, conflict with or violate the organizational documents of such Stockholder or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets, including the Subject Shares, are bound or affected.
(c) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the Stockholder’s obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.
(d) Such Stockholder is the record or beneficial owner of the Existing Shares set forth opposite such Stockholder’s name on Schedule I attached hereto, all of which are free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or other limitation or restriction (including any proxy and any restriction on the right to vote, sell or otherwise dispose of such Existing Shares) that would limit or restrict the ability of Stockholder to enter into this Agreement and perform his, her or its obligations hereunder. Without limiting the foregoing, such Stockholder has sole voting power and sole power of disposition with respect to all of its Subject Shares, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto and no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of its Subject Shares. As of the date hereof, such Stockholder does not beneficially own any voting securities of the Company other than the number of Shares which constitute its Existing Shares.
(e) No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.
3. Further Assurances. From time to time prior to the Effective Time, at any other party’s request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the APA.

4. Additional Covenants of each Stockholder.
(a) Each Stockholder will furnish to the Purchaser and the Company all information required for any notification, application or other filing to be made pursuant to the rules and regulations of any applicable law, rule or regulation (including all information required to be included in the Proxy Statement and any required Schedule 13D filing) in connection with the transactions contemplated by this Agreement and the APA. Each Stockholder hereby authorizes the Purchaser and the Company to publish and disclose in the Proxy Statement and any required Schedule 13D filing its identity and ownership of Subject Shares and the nature of its commitments, arrangements and understandings under this Agreement.
(b) [Reserved]
(c) Except for filings that may be required under the Securities Exchange Act of 1934 (the “Exchange Act”) or as the Stockholder may be advised by outside legal counsel is required by other applicable law, rule or regulation, prior to the termination of this Agreement in accordance with Section 5, no Stockholder will issue any press release or make any other public announcement or statement regarding this Agreement, the APA or any Acquisition Proposal without the prior written consent of the Purchaser. If a Stockholder is so advised that any such release, announcement or statement is required by applicable law, rule or regulation, such Stockholder, to the extent not legally prohibited from doing so, will consult with the Purchaser prior to such release, announcement or statement being issued or made, and will provide the Purchaser with a reasonable opportunity to comment on the content of any press release, announcement or other statement before it is issued or made. For the avoidance of doubt, Stockholder shall not be obligated to consult with Purchaser with respect to filings that may be required under the Exchange Act.
(d) Each Stockholder acknowledges the obligations set forth in Section 5.5 of the APA and agrees to comply with such obligations to the extent that they may pertain to such Stockholder.
5. Termination. This Agreement will terminate, no party will have any further rights or obligations hereunder and this Agreement will become null and void and have no further effect upon the earliest to occur of (a) the Closing and (b) termination of the APA in accordance with its terms. Nothing in this Section 5 will relieve any party of liability for any breach of this Agreement occurring prior to the effective date of the termination of this Agreement.
6. General Provisions.
(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under applicable law.

(b) Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.
(c) Purchaser may not assign or delegate any of its rights or obligations under or in connection with this Agreement without the written consent of each Stockholder party hereto. No Stockholder party hereto may assign or delegate any of such party’s rights or obligations under or in connection with this Agreement without the written consent of the Purchaser. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.
(d) This Agreement may be amended at any time by the execution and delivery of a written instrument by or on behalf of each of the parties hereto.
(e) At any time prior to the Closing, the parties may extend the time for performance of or waive compliance with any of the covenants or agreements of the other parties to this Agreement and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.
(f) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
(g) This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.
(h) The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, one business day after the date when sent to the recipient by telecopy (receipt confirmed) or three business days after the date when sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications will be sent to the Purchaser and the applicable Stockholder at the addresses indicated below:
If to the Purchaser:
Vectronix Inc. 801 Sycolin Road SE, Suite 206 Lessburg, Virginia 20175 Attention: Chief Executive Officer Facsimile No.: 703-777-3940

with a copy (which will not constitute notice) to:

Safran USA, Inc. 2850 Safran Drive Grand Prairie, Texas 75052 Attention: General Counsel Facsimile No.: 972-606-7114

and

Baker & McKenzie LLP One Prudential Plaza 130 East Randolph Drive, Suite 3500 Chicago, Illinois 60601 Attention: Michael F. DeFranco, Esq. and Elizabeth P. Fahey, Esq. Facsimile No.: 312-861-2899

If to a Stockholder, to the address on Schedule I
or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.
(j) This Agreement will not confer any rights or remedies upon any person or entity other than the Purchaser and the Stockholders and their respective successors and permitted assigns.
(k) This Agreement (including the APA and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
(l) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
(m) ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

(n) Any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware, (b) agrees that each state and federal court located in the State of Delaware will be deemed to be a convenient forum and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(o) EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * * *
IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

VECTRONIX INC.

By	/s/ John Longhouser

Its	CEO

Stockholders:

THE GRIFFIN FUND LP

By:	Griffin Partners, LLC
Its General Partner

By:	/s/ Chester White

Name:	Chester White

Its:	Managing Partner

COSTA BRAVA PARTNERSHIP III L.P.

By:	Roark, Rearden & Hamot, LLC Its General Partner

By:	/s/ Seth W. Hamot

Name:	Seth W. Hamot

Its:	President

/s/ John C. Carson

John Carson

/s/ John Stuart

John Stuart

/s/ Marc Dumont

Marc Dumont

/s/ Thomas M. Kelly

Thomas Kelly
Signature Page — Stockholder Voting and Support Agreement

STUART FAMILY TRUST

By	/s/ John Stuart

Its	Trustee

Signature Page — Stockholder Voting and Support Agreement

SCHEDULE I
Stockholders Participating in Stockholder Agreement

Name	Existing Shares

Costa Brava Partnership III L.P.	41,400,260
222 Berkeley Street, 17th floor Boston, MA 02116 Attention: Seth Hamot Fax: (617) 267-6785

The Griffin Fund L.P.	14,141,561
c/o Griffin Partners, LLC 447 Battery Street, Suite 230 San Francisco, CA 94111 Attention: Chet White Fax: (415) 986-2214

John C. Carson	107,115
3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626

John J. Stuart, Jr. as Trustee of Stuart Family Trust	50,963
3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626

Jack Johnson	63,636
3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626

Marc Dumont	54,733
3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626

Thomas Kelly	12,948
3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626